SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 28, 2016

bBooth, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55314	90-1118043
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.) [CORRECTED]

901 Hancock Avenue, Suite 308 West Hollywood, California	90069
(Address of principal executive offices)	(Zip Code)

(855) 250-2300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

GENERAL NOTE	3
ITEM 1.01 ENTRY INTO DEFINITIVE MATERIAL AGREEMENT	3
Stock Repurchase Transaction	3
ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS	4
ITEM 8.01 OTHER EVENTS	4
NOTIFI Update	4
bBooth Operations	4
Rebranding	4
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS	4

EX-10.1 Form of Stock Repurchase Agreement

GENERAL NOTE

As used in this current report, the terms the “we,” “us,” and “our” refer to our company, bBooth, Inc. and unless otherwise specified, all dollar amounts are expressed in United States dollars and all references to “common shares” refer to common shares in our capital stock.

This current report contains summaries of the material terms of various agreements executed in connection with the transactions described herein.  The summaries of these agreements are subject to, and are qualified in their entirety by, reference to these agreements, all of which are incorporated herein by reference.

This current report responds to the following items on Form 8‑K:

Item 1.01 Item 5.02 Item 8.01 Item 9.01	Entry Into A Material Definitive Agreement Departure of Certain Officers Other Events Financial Statements and Exhibits

ITEM 1.01                          ENTRY INTO DEFINITIVE MATERIAL AGREEMENT
Stock Repurchase Transaction
Effective January 28, 2016, we entered into stock repurchase agreements with three former employees/consultants, (collectively the “Sellers”) to acquire a total of 9,011,324 shares (the “Shares”) of the Company’s common stock (the “Stock Repurchase Agreements”). Pursuant to the Stock Repurchase Agreements, the Company has the right, but only a conditional obligation (discussed below) to purchase the shares from the Sellers at a price of $0.02 per share (the “Sale Price”) on or before the Closing Date as defined therein which is April 15, 2016.

The stated purpose for us to enter into the Stock Repurchase Agreements and the condition precedent to our obligation to close the transaction is set forth therein, which reads in relevant as follows:

1.            CONDITION PRECEDENT AND STOCKHOLDER [SELLER] ACKNOWLEDGEMENT

Stockholder [Seller] acknowledges the following:

a)            that the Shares are restricted from resale, absent an appropriate exemption, pursuant to SCHEDULE D of that certain share exchange agreement dated August 11, 2014 among Global System Designs, Inc. and bBooth, Inc. and the then existing shareholders of bBooth, Inc., including the Stockholder [Seller].

b)            that the Company is desirous of raising capital to fund its operations;

c)            that the purchase of the Shares is for the purpose of retiring or cancelling the Shares in order to off-set the dilutive impact of an equity capital raise and associated issuance of new shares that would otherwise occur due to the current price of the Company’s securities on the OTCQB operated by the OTC Markets Group, Inc. (the “OTCQB”);
* * *
g)            that the Company’s ability to consummate the share repurchase contemplated herein is based entirely on its ability to close a financing on terms acceptable to the Company on or before the Closing Date. In the event the Company is unable to close a financing on terms acceptable to the Company, including the ability to sell the Company’s shares in a private placement transaction at a share price greater than the Sale Price, the Company may, at its sole and exclusive option and in its sole discretion, terminate this Agreement upon due notice to Stockholder, after which neither party shall have any further obligation to the other arising from this Agreement.

ITEM 5.02              DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

As part of our focus on the commercialization our NOTIFI ‘push-to-screen’ technology, we are continuing to implement certain changes among our management team.  Accordingly, we have accepted the resignation of Kim Watson, EVP Artist Relations and Strategic Initiatives, effective February 15, 2016.  However, Mr. Watson will continue his association with the Company through his new role as a member of the our Advisory Board. No personnel changes were the result of any disagreement with us.
ITEM 8.01             OTHER EVENTS
NOTIFI Update
We have finalized the terms of an agreement to begin a wide-scale test of our NOTIFI push-to-screen technology for a large network marketing company that has approximately 1.5 million active distributors in 50 countries. This test represents an expansion of preliminary testing that began in November 2015. Upon successful completion of the test, we anticipate entering into negotiations for a commercial licensing agreement encompassing all active distributors on terms to be determined.

We continue to focus our business development and marketing efforts for our NOTIFI product on large scale commercial users, which tend to have longer sales cycles, and with whom we are in various stages of negotiations and/or due diligence.

bBooth Operations
We have determined that we will focus our resources on our NOTIFI product and associated licensing initiatives and discontinue our mall-based booth operations which are capital intensive and have yet to reach the level of profitability required by our management to justify a further and additional allocation of resources at this time.
Rebranding
In order to demonstrate our commitment to our NOTIFI technology licensing initiatives, and to better support and position our company in the marketplace, management has determined that they will explore a rebranding of our company, which may include, among other things, a corporate name change as well as a OTCQB symbol change.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

EX-10.1                          FORM OF STOCK REPURCHASE AGREEMENTS

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2016 /s/ Rory J. Cutaia	bBOOTH, INC. By: “Rory J. Cutaia” Name: Rory J. Cutaia Title: Chairman and Chief Executive Officer

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